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                                                                    Exhibit 99.2

        BENIHANA INC. DECLARES STOCK DIVIDEND AND AMENDS RIGHTS AGREEMENT

MIAMI, FLORIDA, May 21, 2007 -- Benihana Inc. (NASDAQ: BNHNA and BNHN) today announced that the Company's Board of Directors unanimously declared a three-for-two stock split to be effected by means of a dividend of one-half of one share of Common Stock for each outstanding share of Common Stock and each outstanding share of Class A Common Stock. The stock dividend will be payable on June 15, 2007 to holders of record of the Common Stock and Class A Common Stock at the close of business on June 1, 2007. Stock certificates representing the additional shares of stock will be distributed via regular mail. In lieu of distributing a fractional share of Common Stock, the Company will pay to stockholders holding an odd number of shares of Common Stock or an odd number of shares of Class A Common Stock an amount in cash equal to one-third of the closing price of the Common Stock on the Nasdaq National Market System on June 1, 2007.

The number and class of shares available upon exercise of any options granted by the Company under its various stock options plans will be equitably adjusted to reflect the stock dividend in accordance with the terms of such plans, taking into effect any differential in the closing price of the Common Stock and the Class A Common Stock on June 1, 2007. Applicable terms of all other instruments and agreements to purchase Common Stock or Class A Common Stock will be appropriately adjusted to reflect the stock dividend.

Additionally, today the Company announced it had further amended the Amended and Restated Rights Agreement, dated as of January 31, 2007, between the Company and American Stock Transfer & Trust Company, as rights agent, to clarify that an Exempt Person (as defined under the Rights Agreement) will not cease to be an Exempt Person if such person acquires additional shares of Common Stock pursuant to one or more actions or transactions approved by the Company's Board of Directors.

ABOUT BENIHANA

Benihana Inc. (NASDAQ: NMS: BNHN and BNHNA) operates 59 Benihana teppanyaki restaurants, seven Haru restaurants, and thirteen Ra Sushi restaurants. Under development at present are fifteen restaurants: four Benihana teppanyaki restaurants, two Haru restaurants and nine RA Sushi restaurants. In addition, eighteen franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

Benihana Inc.
Joel A. Schwartz, Jose I. Ortega or Michael R. Burris, 305-593-0770
    or
Integrated Corporate Relations:
Tom Ryan/Raphael Gross, 203-682-8200